Smart Sand, Inc. Announces Second Quarter 2019 Results

•	2Q 2019 revenue of $67.9 million

•	2Q 2019 total tons sold of approximately 741,000

•	2Q 2019 net income of $14.3 million

•	2Q 2019 Adjusted EBITDA of $26.2 million

•	2Q 2019 Contribution Margin of $31.0 million

•	2Q 2019 Contribution Margin per ton of $41.80

THE WOODLANDS, Texas, August 7, 2019 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company that is a low-cost producer of high quality Northern White frac sand and provider of proppant logistics solutions through both its in-basin transloading terminal and SmartSystemsTM wellsite storage solutions, today announced results for the second quarter 2019.
Charles Young, Smart Sand’s Chief Executive Officer, stated “Smart Sand had another solid quarter with sales volumes increasing sequentially as the market continued its recovery. We did this by executing our long-term strategy of supporting our existing long-term contracted customers; extending our spot market business; being one of the lowest-cost producers of high-quality Northern White Sand; maintaining low debt levels; delivering efficient and sustainable supply chain logistics from the mine to the wellsite; and ramping up the utilization of our last-mile SmartSystems.”

Second Quarter 2019 Highlights
Revenues were $67.9 million in the second quarter of 2019, an increase of 31% compared to first quarter of 2019 revenues of $51.8 million and an increase of 25% compared to second quarter of 2018 revenues of $54.4 million. Included in revenues were $16.3 million, $5.8 million and $0.7 million of shortfall revenues for the second quarter of 2019, the first quarter of 2019 and the second quarter of 2018, respectively. Of these shortfall revenue amounts, $14.5 million, $3.8 million and $0 related to customers currently subject to litigation. The increase in revenue over the first quarter of 2019 was primarily attributable to higher shortfall revenue and higher sand sales. The increase over the second quarter 2018 was primarily attributable to higher shortfall revenue and increased in-basin sales.
Overall tons sold were approximately 741,000 in the second quarter of 2019, compared with approximately 648,000 tons in the first quarter of 2019 and 839,000 tons for the second quarter of 2018.
Net income was $14.3 million, or $0.36 per basic and diluted share, for the second quarter of 2019, compared with net income of $4.0 million, or $0.10 per basic and diluted share, for the first quarter of 2019 and net income of $10.0 million, or $0.25 per basic and diluted share, for the second quarter of 2018. The increased net income in the second quarter of 2019 is primarily attributable to higher shortfall revenues and strong in-basin sales along with lower operating costs in connection with “right sizing” the operations to match current sales volumes as compared to the prior quarters, respectively.
Adjusted EBITDA was $26.2 million for the second quarter of 2019 compared to $19.3 million during the same period last year, an increase of 36% year-over-year, and an increase of 112% compared to first quarter 2019 Adjusted EBITDA of $12.4 million. The increase in Adjusted EBITDA year-over-year is primarily attributable to additional shortfall revenue and tons sold in 2019 at higher average selling prices. The sequential increase in Adjusted EBITDA was primarily due to more shortfall revenue and higher sales volumes as completions activity improved over first quarter levels.
Contribution margin was $31.0 million, or $41.80 per ton sold, for the second quarter of 2019 compared to $17.1 million or $26.35 per ton sold for the first quarter or 2019 and $23.6 million, or $28.19 per ton sold for the second quarter of 2018. The increase in contribution margin and contribution margin per ton sold for second quarter of 2019 was primarily due to increased shortfall revenue, as well as increased in-basin sales volumes as compared to the prior quarters, respectively.

Capital Expenditures
Smart Sand’s capital expenditures totaled $5.4 million for the second quarter ended June 30, 2019 and $13.9 million for the six months ended June 30, 2019, primarily for the manufacturing of our SmartSystems wellsite storage solutions and maintenance and efficiency upgrades at our Oakdale facility. The Company estimates full year 2019 capital expenditures will be approximately $25 million to $35 million, excluding any additional acquisitions. This range of investment gives consideration to investment in the build up of additional SmartSystems equipment. The Company’s primary sources of liquidity are cash flow generated from its operations, its revolving credit facility (“Credit Facility”) and other equipment financing arrangements. At June 30, 2019, the Company had approximately $1.3 million of cash on hand and $16.0 million available under its Credit Facility.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors this morning, August 7, 2019 at 10:00 a.m. Eastern Time to discuss the Company’s second quarter 2019 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 1070927. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 1070927.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  The Company has attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although the Company believes that the expectations reflected and the assumptions or bases underlying its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on March 14, 2019, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed by the Company with the SEC on August 7, 2019.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
Smart Sand is a fully integrated frac sand supply and services company, offering complete mine to wellsite solutions for its customers. The Company produces low-cost, high quality Northern White frac sand and provides its customers with proppant logistics solutions from the mine to the wellsite. Northern White frac sand is a premium proppant used to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. Smart Sand also offers logistics solutions to its customers through its Van Hook transloading terminal in the Bakken and SmartSystem wellsite storage capabilities. The Company owns and operates a frac sand mine and related processing facility near Oakdale, Wisconsin, at which it has approximately 317 million tons of proven recoverable sand reserves as of December 31, 2018. Smart Sand began operations with 1.1 million tons of annual nameplate processing capacity in July 2012. After several expansions, its current annual nameplate processing capacity at the Oakdale facility is approximately 5.5 million tons of frac sand per year. For more information, please visit www.smartsand.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues	$67,941	$51,775	$54,448
Cost of goods sold	43,068	40,605	34,678
Gross profit	24,873	11,170	19,770
Operating expenses:
Salaries, benefits and payroll taxes	2,798	2,710	2,790
Depreciation and amortization	655	676	476
Selling, general and administrative	2,790	2,800	3,595
Change in the estimated fair value of contingent consideration	(575)	(967)	—
Total operating expenses	5,668	5,219	6,861
Operating income	19,205	5,951	12,909
Other income (expenses):
Interest expense, net	(994)	(981)	(500)
Other income	37	37	25
Total other income (expense), net	(957)	(944)	(475)
Income before income tax expense	18,248	5,007	12,434
Income tax expense	3,972	974	2,413
Net income	$14,276	$4,033	$10,021
Net income per common share:
Basic	$0.36	$0.10	$0.25
Diluted	$0.36	$0.10	$0.25
Weighted-average number of common shares:
Basic	40,074	39,997	40,499
Diluted	40,173	39,997	40,550

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019	December 31, 2018
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,253	$1,466
Accounts receivable, net	45,652	18,989
Unbilled receivables	7,311	7,823
Inventories	12,381	18,575
Prepaid expenses and other current assets	1,902	3,243
Total current assets	68,499	50,096
Property, plant and equipment, net	250,978	248,396
Operating right-of use assets	32,417	—
Intangible assets, net	17,233	18,068
Other assets	3,374	3,732
Total assets	$372,501	$320,292
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,050	$11,336
Accrued and other expenses	10,237	8,392
Deferred revenue	3,401	4,095
Current portion of long-term debt	40,238	829
Current portion of operating lease liabilities	13,339	—
Total current liabilities	75,265	24,652
Long-term debt, net of current portion	6,396	47,893
Long-term operating lease liabilities, net of current portion	19,702	—
Deferred tax liabilities, long-term, net	22,185	17,898
Asset retirement obligation	15,185	13,322
Contingent consideration	4,400	7,167
Total liabilities	143,133	110,932
Commitments and contingencies
Stockholders’ equity
Common stock	40	40
Treasury stock	(2,978)	(2,839)
Additional paid-in capital	163,797	162,195
Retained earnings	68,586	50,277
Accumulated other comprehensive loss	(77)	(313)
Total stockholders’ equity	229,368	209,360
Total liabilities and stockholders’ equity	$372,501	$320,292

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	our ability to incur and service debt and fund capital expenditures;

•	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•	our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(in thousands)
Net income	$14,276	$4,033	$10,021
Depreciation, depletion and amortization	6,590	6,303	4,296
Income tax expense	3,973	974	2,413
Interest expense	997	981	509
Franchise taxes	93	85	109
EBITDA	$25,929	$12,376	$17,348
(Gain) on sale of fixed assets	(1)	(25)	—
Equity compensation (1)	685	699	668
Acquisition and development costs (2)	(577)	(947)	914
Cash charges related to restructuring and retention	41	41	270
Accretion of asset retirement obligations	166	279	57
Adjusted EBITDA	$26,243	$12,423	$19,257

(1)	Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.

(2)
Includes $575 and $967 fair value adjustment of contingent consideration for the three months ended June 30, 2019 and March 31, 2019, respectively, and $843 acquisition costs related to our acquisition of Quickthree for the three months ended June 30, 2018.

_________________________

Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
We believe that a transition to reporting contribution margin and contribution margin per ton sold will provide a better performance metric to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base. As such, we believe that it is no longer relevant to report production costs or production costs per ton on a standalone basis.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in our industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(in thousands)
Revenue	$67,941	$51,775	$54,448
Cost of goods sold	43,068	40,605	34,678
Gross profit	24,873	11,170	19,770
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	6,101	5,906	3,878
Contribution margin	$30,974	$17,076	$23,648
Contribution margin per ton	$41.80	$26.35	$28.19
Total tons sold	741	648	839

Investor Contacts
Josh Jayne
Finance Manager
(281) 231-2660
jjayne@smartsand.com

Lee Beckelman
CFO
(281) 231-2660
lbeckelman@smartsand.com